Exhibit 10.1

THIS PLAN SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS PLAN SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 14.02, this “Agreement”) is made and entered into as of February 16, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (ii) of this preamble, collectively, the “Parties”):1

i.

Pier 1 Imports, Inc. a company incorporated under the Laws of Delaware (“Pier 1”), and each of its direct subsidiaries listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Term Lenders (the Entities in this clause (i), collectively, the “Company Parties”); and

ii.

the undersigned holders of Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting Term Lenders”).

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, the Company Parties and the Consenting Term Lenders have negotiated certain transactions with respect to the Company Parties on the terms set forth in this Agreement and as will be specified in a chapter 11 plan to be negotiated as set forth herein (the “Plan”), and in the bidding procedures related to a potential sale of assets, attached as Exhibit B hereto (as may be amended, modified, waived, or supplemented in accordance herewith, the “Bidding Procedures,” such transactions as described in this Agreement, the Plan, and the Bidding Procedures the “Transactions”);

WHEREAS, the Company Parties intend to implement the Transactions, including through the commencement of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Transactions on the terms and conditions set forth in this Agreement, the Plan, and the Bidding Procedures;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.    Definitions and Interpretation.

1.01.    Definitions. The following terms shall have the following definitions:

“Administrative Claims Cap” means the dollar amount of payments of Administrative and Priority Claims (as defined in the Plan) the Consenting Term Lenders will consent to be paid pursuant to the Plan.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 14.02.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Transaction” means any transaction not described by this Agreement, the Plan, and the Bidding Procedures proposed to the Company related to a debt or operational restructuring of the Company by any party.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court in which the Chapter 11 Cases are commenced or another United States Bankruptcy Court with jurisdiction over the Chapter 11 Cases.

“Bidding Procedures” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement or confidentiality agreement provided for in the Term Loan Credit Agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure, or disclosure to the “Private Side” lender site, as defined in the Term Loan Credit Agreement, of material non-public information, in connection with any proposed Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Consenting Term Lenders” has the meaning set forth in the preamble to this Agreement.

“Debtors” means the Company Parties that commence Chapter 11 Cases.

“Definitive Documents” means the documents listed in Section 3.01.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

“Disclosure Statement Motion” means a motion filed with the Bankruptcy Court seeking, among other relief, approval of (i) the Disclosure Statement, (ii) a schedule of hearings related to the Plan confirmation process, and (iii) certain notices related thereto, and granting related relief.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equitization Restructuring” means any Transaction whereby the New Pier 1 Interests are distributed to holders of existing Term Loan Claims pursuant to the Plan.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file.

“Interim Period DIP Budget” means that portion of the budget contemplated in the DIP Documents covering the period of time between the Petition Date and March 23, 2020.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Lender Election” means, in the event the Company Parties do not receive Qualified Bids (as defined in the Bidding Procedures) greater than or equal in value to the Reserve Price, the Required Consenting Term Lenders’ election to pursue (a) an Equitization Restructuring and cancellation of the Auction (as defined in the Bidding Procedures), or (b) an Auction as contemplated in Section 4 of this Agreement.

“New Pier 1 Interests” means equity interests in Reorganized Pier 1.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Term Loan Claims who meets the requirements of Section 8.05.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” has the meaning set forth in the recitals to this Agreement.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Term Loan Claims), in its capacity as a dealer or market maker in Term Loan Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Reorganized Pier 1” means the Company, as reorganized pursuant to and under the Plan, or any successor thereto.

“Required Consenting Term Lenders” means, as of the relevant date, Consenting Term Lenders holding more than 50.00% of the aggregate outstanding principal amount of Term Loan Claims that are held by Consenting Term Lenders.

“Reserve Price” means the value, taking into account the Claims Estimation, at which the Term Loan Lenders would receive a cash recovery of $104.7 million2 (i.e. 55 cents on the dollar) on account of the Term Loan Claims.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Sale Transaction” means a sale of some or all of the Debtors’ assets in accordance with the Bidding Procedures and Plan.

“Securities Act” means the Securities Act of 1933, as amended.

“Term Loan” means loans outstanding under the Term Loan Credit Agreement.

“Term Loan Agent” means any administrative agent, collateral agent, or similar Entity under the Term Loan, including any successors thereto.

“Term Loan Claims” means any Claim on account of the Term Loan.

“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated April 30, 2014, between Pier 1 Imports (U.S.), Inc., as lead borrower, the other facility guarantors party thereto, Wilmington Savings Fund Society, FSB, as successor administrative agent, and certain financial institutions, as lenders, as may be amended, supplemented, modified, refinanced, replaced, or extended.

“Term Loan Credit Documentation” means collectively, the Term Loan Credit Agreement and the other documents and instruments related thereto (including, without limitation, the notes, guarantees, collateral documents, amendments, and fee letters entered into in connection therewith).

“Term Loan Lenders” means the lenders to the Term Loan Credit Agreement.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 11.01, 11.02, 11.03, or 11.04.

“Transactions” has the meaning set forth in the recitals to this Agreement.

[2]	Note to Draft: Subject to ongoing review and discussions among Guggenheim and FTI.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit C.

“Wind-Down Budget” shall have the meaning set forth in the Plan and be reasonably acceptable to both the Company Parties and the Required Consenting Term Lenders. For the avoidance of doubt, the Wind-Down Budget (and any provisions in this Agreement with respect thereto) shall (i) only be of any force and effect with respect to the actual costs associated with winding down the Company’s chapter 11 estate, (2) shall be determined on the timeline set forth herein, and (c) once in place, shall replace any then-existing applicable 13-week cash forecast.

1.02.    Interpretation. For purposes of this Agreement:

This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof shall not be effective in regard to the interpretation hereof.

(a)    in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)    capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)    unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)    unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)    unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)    the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)    captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)    references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)    the use of “include” or “including” is without limitation, whether stated or not;

(j)    the phrase “counsel to the Consenting Term Lenders” refers in this Agreement to each counsel specified in Section 14.10 other than counsel to the Company Parties; and

(k)    unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

Section 2.    Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all the following conditions have been satisfied or waived in accordance with this Agreement:

(a)    each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties; and

(b)    holders of at least sixty-three point eight (63.8) percent of the aggregate outstanding principal amount of Term Loans shall have executed and delivered counterpart signature pages of this Agreement.

Section 3.    Definitive Documents.

3.01.    The Definitive Documents governing the Transactions shall include the following: (a) the Plan; (b) the Confirmation Order; (c) the Disclosure Statement; (d) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (e) the First Day Pleadings and all orders sought pursuant thereto; (f) the Plan Supplement, (g) any motion seeking approval of the Company Parties’ incurrence of postpetition financing and all agreements, documents, budgets, interim and final orders, and/or amendments in connection therewith (collectively, the “DIP Documents” and the budget(s) provided in the DIP Documents (and all amendments thereto), the “DIP Budget”); (h) the Wind-Down Budget; and (i) any motion seeking approval of bidding procedures and/or a sale of some or all of the Company Parties’ assets and all agreements, documents, orders, and/or amendments in connection therewith, including the Bidding Procedures, (collectively, the “Sale Documents”).

3.02.    The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Transactions, or any amendments thereto, shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 13. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date (including, for the avoidance of doubt, the DIP Documents and any and all updated budgets related thereto) shall otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Term Lenders.

Section 4.    Milestones3

On and after the Agreement Effective Date, the Company Parties shall use commercially reasonable efforts to implement the Transaction in accordance with the following milestones (the “Milestones”), as applicable, unless extended or waived in writing (which may be by electronic mail between applicable counsel) by the Company Parties and the Required Consenting Term Lenders. For the avoidance of doubt, nothing in these Milestones shall prevent the Debtors from exercising their respective fiduciary duties under applicable law:

(a)    no later than 11:59 p.m. (prevailing Eastern time) on February 17, 2020, the Company Parties shall have commenced the Chapter 11 Cases in the Bankruptcy Court and shall have filed a motion for approval of the Bidding Procedures and assumption of this Agreement, consistent in all respects with this Agreement;

(b)    no later than 11:59 p.m. (prevailing Eastern time) on February 18, 2020, the Debtors will have sought first day relief and the Bankruptcy Court shall have entered an order (i) providing interim approval of the applicable DIP Documents, (ii) approving the Bidding Procedure and (iii) approving assumption of this Agreement;

(c)    as soon as reasonably practicable, but in no event later than seven (7) days after the Petition Date, the Company Parties shall have filed the Plan, the Disclosure Statement, and the Disclosure Statement Motion, each in form and substance reasonably acceptable to the Required Consenting Term Lenders;

(d)    as soon as reasonably practicable, but in no event later than March 13, 2020, the Bankruptcy Court shall have entered the final order approving the applicable DIP Documents;

(e)    as soon as reasonably practicable, but in no event later than three (3) Business Days prior to the first scheduled hearing on the Disclosure Statement Motion, the Company Parties and the Required Consenting Term Lenders shall agree to the Administrative Claims Cap4;

[3]

The date of each Milestone provided for in this Section 4 shall be calculated in accordance with Rule 9006 of the Federal Rules of Bankruptcy Procedure. Each Milestone may be extended or modified by agreement (which may be via e-mail) between counsel to the Company Parties and counsel to the Consenting Term Lenders.

[4]

For the avoidance of doubt, notwithstanding anything in this Agreement, the Debtors’ professionals, and any professionals of the official committee of unsecured creditors appointed in the Chapter 11 Cases, shall be required to file retention papers and fee applications with the Bankruptcy Court, and the Consenting Term Lenders reserve all rights to review and object to any such retentions or payments in accordance with applicable laws.

(f)    as soon as reasonably practicable, but in no event later than March 20, 2020, the Bankruptcy Court shall have entered the Disclosure Statement Order;

(g)    the Bid Deadline in the Bidding Procedures shall be no later than 5:00 p.m. (prevailing Eastern time) on March 23, 2020;

(h)    in the event that the Company Parties do not receive a Qualified Bid greater than or equal in value to the Reserve Price, then no later than 11:59 p.m. (prevailing Eastern time) on the date that is four (4) Business Days following the Bid Deadline, the Consenting Term Lenders shall notify the Company Parties (via electronic mail through applicable counsel) of their Lender Election;

(i)    if applicable, as soon as reasonably practicable, but in no event later than March 31, 2020, the Auction shall have occurred;

(j)    as soon as reasonably practicable, but in no event later than five (5) Business Days following selection of a Successful Bidder, the Company Parties and the Required Consenting Term Lenders shall agree to a Wind-Down Budget reasonably acceptable to the Required Consenting Term Lenders;

(k)    as soon as reasonably practicable, but in no event later than April 23, 2020, the Bankruptcy Court shall have entered the Confirmation Order;5 and

(l)    as soon as reasonably practicable, but in no event later than May 30, 2020, the Plan Effective Date shall have occurred.

Section 5.    Commitments of the Consenting Term Lenders.

5.01.    General Commitments, Forbearances, and Waivers.

(a)    During the Agreement Effective Period, each Consenting Term Lender agrees (severally and not jointly), in respect of all its Term Loan Claims, to:

(i)    use its commercially reasonable efforts to support the Transaction and to act in good faith and take all reasonable actions necessary to implement and consummate the Transaction in accordance with the terms, conditions, and applicable deadlines set forth in this Agreement, the Plan, and the Bidding Procedures, as applicable;

(ii)    negotiate in good faith the applicable Definitive Documents and use its commercially reasonable efforts to agree to the form and substance of such Definitive Documents consistent with the terms of this Agreement;

[5]

As soon as reasonably practicable after closing the Auction, the Debtors shall finalize definitive documentation to implement the terms of the Successful Bid, and, as applicable, cause such definitive documentation to be filed with the Bankruptcy Court.

(iii)    support the Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Transactions;

(iv)    direct the Term Loan Agent (in accordance with the Term Loan Credit Documentation) to take all actions in furtherance of such Consenting Term Lender’s respective obligations under this Agreement, and if the Term Loan Agent takes any action inconsistent with a Party’s obligations under this Agreement, such Party shall promptly direct such Term Loan Agent to cease and refrain from taking any such action;

(v)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment; provided that this Section 5.01(a)(v) shall not require any Consenting Term Lender to take any action for which they will incur additional out of pocket or legal expenses unless reimbursed by the Company Parties;

(vi)    use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Transactions from the Company Parties’ other stakeholders; provided that this Section 5.01(a)(vi) shall not require any Consenting Term Lender to take any action for which they will incur additional out of pocket or legal expenses unless reimbursed by the Company Parties;

(vii)    use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 5.02(b); provided that this Section 5.01(a)(vii) shall not require any Consenting Term Lender to take any action for which they will incur additional out of pocket or legal expenses unless reimbursed by the Company Parties;

(viii)    give any notice, order, instruction, or direction to the Term Loan Agent (in accordance with the Term Loan Credit Documentation) necessary to give effect to the Transactions;

(ix)    use commercially reasonable efforts to obtain sixty-six and two-thirds (66 2/3) percent of Term Loan Lenders to execute and deliver counterpart signature pages to this Agreement; and

(x)    negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party.

(b)    During the Agreement Effective Period, each Consenting Term Lender agrees (severally and not jointly), in respect of all its Term Loan Claims, that it shall not directly or indirectly:

(i)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transactions;

(ii)    direct the Term Loan Agent to take any action inconsistent with such Consenting Term Lender’s respective obligations under this Agreement;

(iii)    file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(iv)    initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(v)    exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Company Parties

(vi)    exercise, or direct the Term Loan Agent to exercise, any rights pursuant to section 363(k) of the Bankruptcy Code to credit bid an amount greater than the Reserve Price at any Auction; or

(vii)    object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

5.02.    Commitments with Respect to Chapter 11 Cases.

(a)     During the Agreement Effective Period, each Consenting Term Lender that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Term Lender, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)    vote each of its Term Loan Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)    support all the debtor and third-party releases, injunctions, discharge, and exculpation provisions provided in the Plan;

(iii)    to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iv)    not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) through (iii) above.

(b)     During the Agreement Effective Period, each Consenting Term Lender, in respect of each of its Term Loan Claims, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is contemplated by this Agreement.

(c)     During the Agreement Effective Period, each Consenting Term Lender (severally, and not jointly) agrees, in its own discretion, to support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any action in furtherance of the Company Parties’ ordinary course postpetition compensation and employee benefit, retention, or incentive programs as long as such program is approved by any interim of the Bankruptcy Court and the Company (i) complies with any caps set forth in such orders and (ii) complies with the Interim Period DIP Budget with respect to such programs. For the avoidance of doubt, any compensation and employee benefit, retention, or incentive programs not authorized by an interim order of the Bankruptcy Court shall not be implemented without the consent of the Required Consenting Term Lenders (such consent not to be unreasonably withheld).

(d)     During the Agreement Effective Period, each in its own discretion each Consenting Term Lender will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with, nor will any Consenting Term Lender direct the Term Loan Agent to object to, delay, impede, or take any action to interfere with, any DIP Document filed by any Company Party in the Bankruptcy Court.

(e)    During the Agreement Effective Period:

(i)    If the Company Parties receive a Qualified Bid greater than or equal in value to the Reserve Price, then the Consenting Term Lenders agree (severally and not jointly), and agree to direct the Term Loan Agent (as applicable and in accordance with the Term Loan Credit Documentation), with respect to any Qualified Bid selected as the Successful Bid (as defined in the Bidding Procedures) at Auction or with respect to another Transaction that constitutes the end of the Debtors’ sale process, to (a) with respect to any and all liens, encumbrances, and interests in the assets of the Company Parties, including all Collateral (as defined in the Term Loan Credit Agreement), including on account of the Term Loan Credit Documentation automatically release and discharge such liens, encumbrances, and interests upon the closing of the Transaction, without any further action of such Consenting Term Lender, provided that such liens, encumbrances, and interests continue to attach to the proceeds of such Transaction until such proceeds are distributed as provided for in the Plan; (b) consent to the Sale Transaction pursuant to the Auction and Plan, and (c) otherwise support, negotiate in good-faith, and implement such Sale Transaction. The Consenting Lenders agree to direct the Term Loan Agent (in accordance with the Term Loan Credit Documentation) to promptly execute and deliver any instruments, documentation and agreement necessary or desirable or reasonably requested by the Company Parties to evidence and confirm the release of all such liens, encumbrances, interests and claims pursuant to the forgoing Section 5.02(e)(i)(a).

(ii)    If the Successful Bidder at the Auction is not a Consenting Term Lender, the Consenting Term Lenders agree (severally and not jointly), and agree to direct the Term Loan Agent (as applicable and in accordance with the Term Loan Credit Documentation), to: (a) with respect to any and all liens, encumbrances, and interests in the assets of the Company Parties, including all Collateral (as defined in the Term Loan Credit Agreement), including on account of the Term Loan Credit Documentation automatically release and discharge, upon the closing of the Transaction, such liens, encumbrances, and interests without any further action of such Consenting Term Lender, provided that such liens, encumbrances, and interests continue to attach to the proceeds of such Transaction until such proceeds are distributed as provided for in the Plan; (b) consent to the Sale Transaction pursuant to the Auction and Plan; and (c) otherwise support, negotiate in good-faith, and implement such Sale Transaction. The Consenting Lenders agree to direct the Term Loan Agent (in accordance with the Term Loan Credit Documentation) to promptly execute and deliver any instruments, documentation and agreement necessary or desirable or reasonably requested by the Company Parties to evidence and confirm the release of all such liens, encumbrances, interests and claims pursuant to the forgoing Section 5.02(e)(ii)(b).

(iii)    If the Consenting Term Lenders are the Successful Bidder at the Auction, the Consenting Term Lenders and the Company Parties shall agree to support and implement a Plan that, at the election of the Required Consenting Term Lenders, provides for either (a) the liquidation of the Company pursuant to the Plan or (b) an Equitization Restructuring. If a liquidation is pursued, , the Company Parties and the Required Consenting Term Lenders shall use commercially reasonably efforts to promptly implement a value-maximizing liquidation. For the avoidance of doubt, in such a scenario, the store closings will be completed prior to the Plan Effective Date, but certain wind-down activities and asset sales may occur after the Plan Effective Date pursuant to any wind-down trust agreements, with proceeds and remaining cash to be distributed pursuant to the Plan.

(iv)    The Consenting Term Lenders agree (severally and not jointly) to not exercise, or direct the Term Loan Agent to exercise, any rights pursuant to section 363(k) of the Bankruptcy Code to credit bid an amount greater than the value of the Reserve Price at any Auction.

(v)    Each Consenting Term Lender will support, and will direct the Term Loan Agent (in accordance with the Term Loan Credit Documentation) to support, the Company Parties’ Transactions and will not object to, delay, impede, or take any other action to interfere with entry of any Sale Document and/or consummation of any Sale Transaction, provided that such Sale Transaction complies with the Plan, the Bidding Procedures, and this Agreement.

(vi)    In determining whether any Qualified Bid reaches the Reserve Price, the Company Parties and the Required Consenting Term Lenders shall work in good faith to reach an agreement on estimates of Claims and any and all other payments and obligations that are (i) required under the Plan or any other Definitive Document, including but not limited to the Wind-Down Budget and (ii) to be paid prior to the Term Loan Claims pursuant to the Plan, to the extent unknown and not already estimated as part of the Administrative Claims Cap, for the purpose of calculating the Reserve Price (collectively, the “Claims Estimation”) and agree that such Claims Estimation shall be binding on the Parties so long as this Agreement remains in effect.

(vii)    To the extent that the Consenting Term Lenders do not agree with the Debtors’ selection of the Successful Bidder at the Auction, the Consenting Term Lenders and the Company Parties agree to seek expedited relief from the Bankruptcy Court to resolve the dispute with such relief to be heard by the Bankruptcy Court no later than five (5) days after the conclusion of the Auction; provided that the Consenting Term Lenders and Company Parties agree that any determination by the Bankruptcy Court shall be binding on the Parties and shall not result in or cause the termination of this Agreement or serve as a valid justification for breach of either Parties’ rights and obligations under this Agreement.

5.03.    Additional Provisions Regarding the Consenting Term Lenders’ Commitments.

  (i)    Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Term Lender to consult with any other Consenting Term Lender, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), subject to all applicable Confidentiality Agreements; (b) impair or waive the rights of any Consenting Term Lender to assert or raise any objection permitted under this Agreement in connection with the Transactions; and (c) prevent any Consenting Term Lender from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 6.    Commitments of the Company Parties.

6.01.    General Commitments, Forbearances, and Waivers.

(a)        Except as set forth in 6.03, during the Agreement Effective Period, the Company Parties agree to:

    (i)    support and take all steps reasonably necessary and desirable to consummate the Transactions in accordance with this Agreement including seeking Court approval of this Agreement pursuant to the motion to approve Bidding Procedures;

    (ii)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

    (iii)    use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Transactions;

    (iv)    negotiate the Definitive Documents in good faith, provide counsel for the Consenting Term Lenders commercially reasonably time to review draft copies of all Definitive Documents before filing, and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Transactions as contemplated by this Agreement;

    (v)    use commercially reasonable efforts to seek additional support for the Transactions from their other material stakeholders to the extent reasonably prudent;

    (vi)    to the extent the Company becomes aware of any Alternative Transaction, notify the Consenting Term Lenders within (1) Business Day.

    (vii)    provide counsel and advisors for the Consenting Term Lenders, upon reasonable advance notice to the Company Parties, timely and reasonable responses to all diligence requests; provided that the Company Parties shall not be required to distribute or share any documents that are or contain privileged materials, are otherwise subject to work-product or other attorney-client privilege, where applicable law restricts distribution, or is subject to confidentiality obligations of the Company Parties that prevent distribution; and

    (viii)    timely file a formal objection to any motion, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Term Loan Claims.

    (b)    Negative Commitments. Except as set forth in 6.03, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

    (i)     object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transactions;

    (ii)     take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Transactions described in, this Agreement or the Plan;

    (iii)     modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects; or

    (iv)     file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan.

6.02.    Commitments with Respect to Chapter 11 Cases

    (i)    in determining whether any Qualified Bid reaches the Reserve Price, the Company Parties and the Required Consenting Term Lenders shall work in good faith to reach an agreement on the Claims Estimation for the purpose of calculating the Reserve Price and agree that such Claims Estimation shall be binding on the Parties so long as this Agreement remains in effect;

    (ii)    to the extent that the Required Consenting Term Lenders do not agree with the Debtors’ selection of the Successful Bidder at the Auction, the Consenting Term Lenders and the Company Parties agree to seek expedited relief from the Bankruptcy Court to resolve the dispute with such relief to be heard by the Bankruptcy Court no later than five (5) days after the conclusion of the Auction; provided that the Consenting Term Lenders and Company Parties agree that any determination by the Bankruptcy Court shall be binding on the Parties and shall not result in or cause the termination of this Agreement or serve as a valid justification for breach of either Parties’ rights and obligations under this Agreement;

    (iii)    the Company Parties shall (i) provide counsel for the Consenting Term Lenders a commercially reasonable opportunity to review draft copies of all First Day Pleadings and, (ii) to the extent reasonably practicable, provide a commercially reasonable opportunity to counsel to any Consenting Term Lenders materially affected by such filing to review draft copies of other documents that the Company Parties intend to file with Bankruptcy Court, as applicable;

(iv)    Financial Reporting. During the Agreement Effective Period, the Company Parties agree to:

(A)

provide counsel and advisors for the Consenting Term Lenders with any financial reporting provided to the DIP Lenders with regard to compliance with the DIP Budget (at the same time as such information is shared with the DIP Lenders);[6]

(B)

provide counsel and advisors for the Consenting Term Lenders with an email on the second Business Day of each week, up to the Bid Deadline, regarding outreach to Potential Bidders (subject to applicable confidentiality provision);

(C)

provide counsel and advisors for the Consenting Term Lenders with an email on the fourth Business Day of each week including a tracker of the status of going-out-of-business sales (with the understanding the reporting would cease if the going-out-of-business sales are completed);

(D)

provide counsel and advisors for the Consenting Term Lenders with an email on the fourth Business Day of each week including mutually agreed key performance indicators (including a comparison to the then-current business plan);

(E)	provide counsel and advisors for the Consenting Term Lenders with an email on the fourth Business Day of each week including mutually agreed information associated with inventory receipts outlook;

(F)

provide counsel and advisors for the Consenting Term Lenders with an email on the fourth Business Day of each week including mutually agreed information on actual and forecasted accounts payable balances;

(G)

provide counsel and advisors for the Consenting Term Lenders with an email on the fourth Business Day of each week including a report summarizing all new purchase orders issued postpetition reflecting amount and target delivery date; and

[6]

To the extent not included in the financial reporting to the DIP Lenders, provide counsel and advisors for the Consenting Term Lenders with an email each Thursday including a rolling thirteen (13) week budget (“Rolling Budget”) including (i) a rolling weekly inventory roll forward in support of each Rolling Budget; (ii) a rolling accounts payable roll forward in support of each Rolling Budget; and (iii) estimated Administrative and Priority Claims, subject to satisfaction of covenants and reporting requirements in DIP Documents.

(H)

host a weekly call (whether hosted by the Company Parties or by the Company Parties’ advisors) for counsel and advisors for the Consenting Term Lenders on the first Business Day of each week to discuss questions related to the foregoing, provided that any questions to be raised on the weekly call are submitted in writing to the Company Parties’ advisors on the last business day of the week prior to the weekly call.

6.03.    Additional Provisions Regarding Company Parties’ Commitments.

(i)    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section (i) shall not be deemed to constitute a breach of this Agreement.

(ii)    Notwithstanding anything to the contrary in this Agreement (but subject to Section (i)), each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate alternative proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to alternative proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiations of alternative proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Term Lender), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Transactions or alternative proposals.

(iii)    Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 7.    Cooperation and Support

Each Party hereby covenants and agrees to cooperate with the other Parties in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) with respect to, (i) all matters relating to their rights hereunder; (ii) all matters concerning the implementation of the Plan and the Transactions; and (iii) the pursuit, approval and support of the Transactions (including confirmation of the Plan). Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, or to effectuate the solicitation of the Plan and/or the Transactions, including making and filing any required regulatory filings, executing and delivering any other necessary agreements or instruments, and voting any claims against or interests in the Company Parties in favor of the Plan, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

Section 8.    Transfer of Interests and Securities.

8.01.    During the Agreement Effective Period, no Consenting Term Lender shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Term Loan Claims to any person, including any affiliated or unaffiliated person in which it may hold a direct or indirect beneficial interest, unless the transferee either (i) executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Term Lender and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer. Notwithstanding the foregoing, compliance with this Section 10.01 shall not be required with respect to the acquisition of an indirect beneficial interest in a Consenting Term Lender’s Term Loan Claims by an affiliate of such Consenting Term Lender.

8.02.    Upon compliance with the requirements of Section 8.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Term Loan Claims. Any Transfer in violation of Section 8.01 shall be void ab initio.

8.03.    This Agreement shall in no way be construed to preclude the Consenting Term Lenders from acquiring additional Term Loan Claims; provided, however, that (a) such additional Term Loan Claims shall automatically and immediately upon acquisition by a Consenting Term Lender be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Term Lenders) and (b) such Consenting Term Lender must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties promptly and, in any event, within five (5) Business Days of such acquisition.

8.04.    This Section 10 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Term Lender to Transfer any of its Term Loan Claims. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.05.    Notwithstanding Section 8.01, a Qualified Marketmaker that acquires any Term Loan Claims with the purpose and intent of acting as a Qualified Marketmaker for such Term Loan Claims shall not be required to execute and deliver a Transfer Agreement in respect of such Term Loan Claims if (a) such Qualified Marketmaker subsequently transfers such Term Loan Claims (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 8.01; and (c) the Transfer otherwise is a Permitted Transfer under Section 8.01. To the extent that a Consenting Term Lender is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Term Loan Claims that the Qualified Marketmaker acquires from a holder of the Term Loan Claims who is not a Consenting Term Lender without the requirement that the transferee be a Permitted Transferee.

8.06.    Notwithstanding anything to the contrary in this Section 10, the restrictions on Transfer set forth in this Section 10 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 9.    Representations and Warranties of Consenting Term Lenders. Each Consenting Term Lender severally, and not jointly, represents and warrants that, as of the date such Consenting Term Lender executes and delivers this Agreement and as of the Plan Effective Date:

(a)    it is the beneficial or record owner of the face amount of the Term Loan Claims or is the nominee, investment manager, or advisor for beneficial holders of the Term Loan Claims reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Term Loan Claims other than those reflected in, such Consenting Term Lender’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 7);

(b)     it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Term Loan Claims;

(c)    such Term Loan Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, right of participation, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Term Lender’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(d)    it has the full power to vote, approve changes to, and transfer all of its Term Loan Claims referable to it as contemplated by this Agreement subject to applicable Law.

Section 10.    Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, on the Plan Effective Date:

(a)    it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)    except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)    the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)    except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)    except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements regarding the Company Parties with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 11.    Termination Events.

11.01.    Consenting Term Lender Termination Events. This Agreement may be terminated with respect to the Consenting Term Lenders, by the Required Consenting Term Lenders, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 14.10 hereof upon the occurrence of the following events:

(a)    the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Consenting Term Lenders seeking termination pursuant to this provision and (ii) remains uncured for one (1) business day after such terminating Consenting Term Lenders transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(b)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) remains in effect for twenty (20) Business Days after such terminating Consenting Term Lenders transmit a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c)    the Milestones set forth in Section 4 have not been achieved, extended, or waived within one (1) Business Day after the date identified for completion of such Milestone (as such date may be extended or waived);7

(d)    the Company Parties fail to abide by the Wind-Down Budget unless waived by the Required Consenting Term Lenders by written notice in accordance with Section 16.10 hereof; provided however that for the purposes of this section, the Company Parties shall be entitled to a variance of [    ]% from the Wind-Down Budget with respect to disbursements thereunder;

(e)    the Company Parties seek approval of DIP Documents to which the Consenting Term Lenders have not consented;

(f)    the Company Parties enter into or seek approval of exit financing to which the Consenting Term Lenders have not consented;

(g)    the Company Parties make any payments with respect to the Company Parties’ compensation programs not contemplated by this Agreement without the prior written consent of the Consenting Term Lenders;

(h)    the Company Parties enter into a material executory contract, lease, or other arrangement outside of the ordinary course of business without the prior written consent of the Consenting Term Lenders;

(i)    there is a default under any debtor-in-possession financing governed by the DIP Documents;

(j)    the Company Parties withdraw the Plan or Disclosure Statement, file, propose, or otherwise support any plan of reorganization or liquidation other than the Plan, file any motion or pleading with the Bankruptcy Court that is not consistent with this Agreement and such motion or pleading has not been withdrawn prior to the earlier of (i) two (2) Business Days after the Company Parties receive written notice in accordance with Section 16.10 hereof from the Consenting Term Lenders that such motion or pleading is inconsistent with this Agreement and (ii) entry of an order of the Bankruptcy Court approving such motion or pleading;

(k)    the Bankruptcy Court grants relief that is inconsistent with this Agreement in any materially adverse respect;

(l)    the Bankruptcy Court enters an order denying confirmation of the Plan and the Company Parties are unable to obtain approval of the Plan within 15 Business Days; or

(m)    the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Term Lenders, not to be unreasonably withheld), (i) converting one or

[7]

For the avoidance of doubt, no Party may terminate this Agreement on account of failure to satisfy a Milestone to the extent that such failure is caused by or resulting from such Party’s own action (or failure to act).

more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement.

11.02.    Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

(a)    the breach in any material respect by one or more of the Consenting Term Lenders of any provision set forth in this Agreement that remains uncured for a period of one (1) Business Day after the receipt by the Consenting Term Lenders of notice of such breach, including:

(i)    Any direct or indirect objection, delay, impediment, or other action taken by a Consenting Term Lender against any action in furtherance of the Company Parties’ employee compensation programs that are otherwise consistent with this Agreement;

(ii)    Any direct or indirect objection, delay, impediment, or other action taken by a Consenting Term Lender or Term Loan Agent against any DIP Document filed by any Company Party in the Bankruptcy Court;

(iii)    Any direct or indirect objection, delay, impediment, or other action taken by a Consenting Term Lender or Term Loan Agent opposing entry of any Sale Document and/or consummation of any Sale Transaction, provided that such Sale Transaction complies with this Agreement, the Plan, and the Bidding Procedures; or

(iv)    The failure of the Consenting Term Lenders to negotiate in good faith, support, and implement a Sale Transaction if the Reserve Price is triggered or such Sale Transaction is occurring pursuant to the Lender Election.

(b)    the Milestones set forth in Section 4 have not been achieved, extended, or waived within one (1) Business Days after the date identified for completion of such Milestone (as such date may be extended or waived);8

(c)    the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Transaction;

(d)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance

[8]

For the avoidance of doubt, no Party may terminate this Agreement on account of failure to satisfy a Milestone to the extent that such failure is caused by or resulting from such Party’s own action (or failure to act).

with Section 14.10 hereof detailing any such issuance; provided that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(e)    the Bankruptcy Court enters an order denying confirmation of the Plan.

11.03.    Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all the following: (a) the Required Consenting Term Lenders; and (b) each Company Party.

11.04.    Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.

11.05.    Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Transactions and this Agreement or otherwise; provided, however, that any Consenting Term Lender withdrawing or changing its vote pursuant to this Section 11.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Term Lenders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Term Lender, and (b) any right of any Consenting Term Lender, or the ability of any Consenting Term Lender, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Term Lender. No purported termination of this Agreement shall be effective under this Section 11.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 11.02(c) or Section 11.02(e). Nothing in this Section 11.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 11.02(c).

Section 12.    Fees and Expenses. For as long as the Agreement is in full force and effect and the Consenting Term Lenders are not in default pursuant to its terms, and in accordance with and subject to the DIP Documents (which orders shall provide for the payment of all of the fees and expenses described in this Agreement), the Company Parties shall pay or reimburse when due all reasonable and documented fees (incurred prior to or after the Petition Date) of the following: Brown Rudnick LLP (“Brown Rudnick”) as primary counsel, one local counsel, and FTI Consulting (“FTI”) as financial advisor, for all Consenting Term Lenders; in addition to the fees and expenses (including attorneys’ fees) of the Term Loan Agent. The Company Parties’ payment of fees and expenses owing to Brown Rudnick and FTI shall be in accordance with all applicable engagement letters executed between the Parties.

Section 13.    Amendments and Waivers.

(a)    This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(b)    This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) each Company Party and (ii) the Required Consenting Term Lenders, solely with respect to any modification, amendment, waiver or supplement that materially and adversely affects the rights of such Parties and unless otherwise specified in this Agreement; provided, however, that any waiver, modification, amendment, or supplement that materially adversely affects the economic recoveries or treatment of any Consenting Term Lender may not be made without the prior written consent of each such adversely affected Consenting Term Lender.

(c)    Any proposed modification, amendment, waiver or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.

(d)    The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.    Miscellaneous.

14.01.    Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

14.02.    Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

14.03.    Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Transactions, as applicable.

14.04.    Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

14.05.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court (and if the Chapter 11 Cases are not filed, in the courts of New York State), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

14.06.    TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.07.    Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.08.    Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Term Lenders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Term Lenders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

14.09.    Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

14.10.    Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

Pier 1 Imports, Inc.

Attention: Ray McKown

E-mail address: grmckown@pier1.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Joshua A. Sussberg, P.C. and Emily Geier

E-mail address: joshua.sussberg@kirkland.com

                           emily.geier@kirkland.com

and

Kirkland & Ellis LLP

655 Fifteenth Street, N.W.

Washington, D.C. 20005

Attention: AnnElyse Scarlett Gains

E-mail address: annelyse.gains@kirkland.com

and

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60611

Attention: Joshua Altman

E-mail address: josh.altman@kirkland.com

(b)	if to a Consenting Term Lender, to:

Brown Rudnick LLP

7 Times Square

New York, New York 10036

Attention: Robert J. Stark

E-mail address: rstark@brownrudnick.com

and

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

Attention: Sharon I. Dwoskin

E-mail address: sdwoskin@brownrudnick.com

Any notice given by delivery, mail, or courier shall be effective when received.

14.11.    Independent Due Diligence and Decision Making. Each Consenting Term Lender hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

14.12.    Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

14.13.    Waiver. If the Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

14.14.    Specific Performance. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.15.    Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.16.    Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.17.    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.18.    Capacities of Consenting Term Lenders. Each Consenting Term Lender has entered into this agreement on account of all Term Loan Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Term Loan Claims.

14.19.    Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 13, or otherwise, including a written approval by the Company Parties or the Required Consenting Term Lenders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

Company Parties’ Signature Page to

the Plan Support Agreement

PIER 1 IMPORTS, INC.

PIER 1 IMPORTS (U.S.) INC.

PIER 1 HOLDINGS, INC.

PIER 1 ASSETS, INC.

PIER 1 LICENSING, INC.

PIER 1 SERVICES COMPANY

PIER 1 VALUE SERVICES, LLC

By:	/s/ Robert J. Riesbeck

Name: Robert J. Riesbeck

Authorized Signatory

Consenting Term Lender Signature Page to

the Plan Support Agreement

[CONSENTING TERM LENDER]

Signature:

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loan
Revolving Loan
Equity Interests

EXHIBIT A

Company Parties

Pier 1 Imports, Inc.

Pier 1 Assets, Inc.

Pier 1 Licensing, Inc.

Pier 1 Imports Holdings, Inc.

Pier 1 Services Company

Pier 1 Imports (U.S.), Inc.

Pier 1 Value Services, LLC

PIR Trading, Inc.

EXHIBIT B

Bidding Procedures

Exhibit C

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Plan Support Agreement, dated as of                  (the “Agreement”),1 by and among Pier 1 Imports, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Term Lenders, including the transferor to the Transferee of any Term Loan Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Term Lender” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Signature:
Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loan
Revolving Loan
Equity Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.